Exhibit 99.1

                     NVIDIA ANNOUNCES ACQUISITION OF MEDIAQ
          NVIDIA Leverages MediaQ's Expertise in Low power and Wireless
        To Bring Rich Multimedia Features to the Wireless Mobile Segment

SANTA CLARA, CA--AUGUST 4th, 2003--NVIDIA Corporation (Nasdaq: NVDA), the worldwide leader in visual processing solutions, today announced that it has signed a definitive agreement to acquire MediaQ, Inc., the leading provider of graphics and multimedia technology for wireless mobile devices.

Under the terms of the agreement, NVIDIA will acquire privately-held MediaQ for $70 million in total consideration, which NVIDIA expects to pay predominantly in cash. The acquisition, which is expected to be completed in the third quarter of NVIDIA's fiscal year 2004, has been approved by the board of directors of each company and is subject to the satisfaction of regulatory requirements and other customary closing conditions.

Founded in 1997, MediaQ's core technologies enhance visual display capabilities, improve connectivity, and minimize chip and system-level power consumption. The company enhances its semiconductor product offerings with a comprehensive set of software, including drivers for major mobile operating systems (Microsoft PocketPC, Microsoft SmartPhone, Palm, Symbian) and APIs that improve OEM time to market. Key market segments are 3G and 2.5G handsets, PDAs, LCD displays, and other mobile devices. MediaQ customers include leading handset and PDA manufacturers, such as Mitsubishi, Siemens, DBTel, Dell, HP, Palm, Philips, Sharp, and Sony.

"We are delighted to join forces with NVIDIA," said Elie Antoun, chief executive officer and president, MediaQ. "MediaQ's customers will benefit from NVIDIA's vast technology and engineering resources, manufacturing prowess, and global support infrastructure."

"This acquisition supports NVIDIA's strategy of extending our platform reach and accelerates our entry into the wireless mobile markets," added Jen-Hsun Huang, chief executive officer, NVIDIA. "The world class team at MediaQ has made significant penetration and created strong relationships with key technology leaders in the areas of handsets, LCD displays, and PDAs, all essential ingredients in the 3G mobile multimedia revolution. The MediaQ acquisition extends NVIDIA's competencies in ultra low power design methodologies and system-on-chip designs, as well as in the Microsoft Pocket PC, Microsoft SmartPhone, Palm, and Symbian operating systems."

More details will be provided during NVIDIA's quarterly conference call to be held on August 7, 2003.
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About NVIDIA

      NVIDIA Corporation is a market leader in visual computing technology dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 1,600 people worldwide. For more information, visit the Company's Web site at www.nvidia.com

Certain statements in this press release, including any statements relating to the Company's performance expectations for NVIDIA's family of products and expectations of continued revenue growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, the impact of competitive products and pricing alternatives, market acceptance of the Company's new products, and the Company's dependence on third-party developers and publishers. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Certain Business Risks," for a fuller discussion of these and other risks and uncertainties.

                                      # # #

Copyright (C) 2003 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

(C) 2003 MediaQ, Incorporated. MediaQ, and MediaQ logo, are trademarks and/or service marks of MediaQ, Incorporated in the United States and other countries. Other brands or products are trademarks of their respective holders.

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